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Fisher Communications, Inc.

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Fisher Communications Highlights FrontFour Capital’s Lack of Transparency, Poor Governance Record and Misleading Statements in Shareholder Letter

Urges Shareholders to Reject FrontFour’s Attempt to Take Control of Fisher Board

Company’s Five-Year Revenue and EBITDA Growth and Share Price Outperform Peer Group

SEATTLE, WA – April 21, 2011 – Fisher Communications, Inc. (NASDAQ: FSCI), a leader in local media innovation, today announced it has mailed the following letter to all Fisher shareholders in connection with the Company’s Annual Meeting of Shareholders on May 11, 2011 in Seattle, Washington.

April 21, 2011

Dear Fellow Fisher Communications, Inc. (“Fisher”) Shareholder:

At this year’s May 11th Annual Meeting of Shareholders, there is a critical issue to be decided that will have an important impact on the future of your Company. FrontFour Capital Group, a hedge fund from Connecticut led by David Lorber, is attempting to take control of Fisher by nominating a slate of directors that, if elected, would give it control of the Company without any control premium being paid to you, the other shareholders. You can stop this brazen attempt by voting instead to elect Fisher’s nominees who are highly qualified with more than 100 years of collective broadcasting and financial experience.

MR. LORBER’S LACK OF TRANSPARENCY, POOR GOVERNANCE PERFORMANCE AND HIS MISLEADING STATEMENTS DEMONSTRATE A WILLINGNESS TO SAY AND DO ANYTHING TO ENSURE THAT HIS FIRM CONTROLS FISHER

Mr. Lorber has been a director at Fisher since 2009 and, in this capacity, has had opportunities to vote on the issues he is now complaining to you about. For example, he recently criticized Fisher’s Board for its failure to “demand accountability from management.” Yet, when presented with the opportunity to “demand accountability” at a March 2, 2011 Board meeting, Mr. Lorber instead voted in favor of the Board’s determination to reward CEO Colleen Brown for exceeding her performance goals for 2010. In his recent letter to you, Mr. Lorber also criticized the Board’s 2009 vote to not declassify the Board of Directors; however, what Mr. Lorber failed to tell you is that he was present at the meeting and voted with the rest of the directors against declassification. He now claims he did not believe in his vote at the time. If this claim is to be believed and Mr. Lorber voted opposite his beliefs, shareholders must question what Mr. Lorber believes and ask how seriously he takes his duties as a Fisher director.

In an attempt to excuse Mr. Lorber’s conflict of interests stemming from the obvious self-serving nature of his recent and current actions, his hedge fund, FrontFour, recently informed you that Mr. Lorber had recused himself from all board meetings at Huntingdon Real Estate Investment Trust at which its unsolicited takeover bid was discussed. FrontFour said in its April 14, 2011 letter that Mr. Lorber “only found out about the Huntingdon offer at the same time as the other members of the Fisher Board.” While that may be true, a fair question to ask is how did Huntingdon, a Canadian REIT with a market cap of approximately $100 million, became interested in acquiring a U.S. broadcaster? Another fair question to ask is when during Huntingdon’s discussions and evaluation process did Mr. Lorber stop participating as a Huntingdon director and recuse himself?

The fact is that Huntingdon, which made the unsolicited low-ball bid for Fisher, is run by Mr. Lorber’s business partner and co-founder of FrontFour. FrontFour has admitted in its SEC filings that, “Huntingdon may be deemed an associate of FrontFour” for the purposes of its proxy solicitation. After recently discovering that Huntingdon acquired $2.7 million in Fisher common stock sometime in 2010, we asked FrontFour to furnish us with information about these purchases, including the dates of the transactions, given Mr. Lorber’s principal position with Huntingdon and Fisher. Unfortunately, FrontFour failed to provide Fisher with any information about the timing of the purchases. We have been told that FrontFour is not in a “control relationship” with Huntingdon, this despite the fact that FrontFour owns in excess of 10% of Huntingdon and two FrontFour principals serve on the Huntingdon six-person board, with one also serving as Huntingdon’s chief executive officer.

In order to accomplish their short-term and self-serving goals, Mr. Lorber and FrontFour seek control of the Company through this proxy contest, a contest they intend to finance at the expense of Fisher shareholders. FrontFour recently disclosed on page 24 of its proxy statement that it intends to seek “reimbursement from the Company for all expenses it incurs in connection with the solicitation of proxies” at the Annual Meeting, and that it “does not intend to submit the question of such reimbursement to a vote of security holders of the Company.” FrontFour initiated this fight, caused Fisher to incur the significant expense of defending the Company, and now expects you, the other shareholders, to pay for it. You can be certain that the current Fisher Board has no intention of reimbursing FrontFour or Mr. Lorber for their proxy contest expenses. In fact, they should reimburse the Company for the extra expense this contest has caused Fisher to incur.

Pirate Capital Reunited

Joining Mr. Lorber in his efforts to take control of the Fisher Board of Directors are four nominees who have no experience in the broadcast industry. Two of these four nominees have never before served on the board of a public company. Instead of nominating qualified directors with relevant experience to create value by growing Fisher’s business, Mr. Lorber has simply assembled a group that includes former associates from a now defunct New York hedge fund called Pirate Capital in an attempt to seize control and sell Fisher. FrontFour was founded in 2007 by former Pirate employees, including Mr. Lorber. Two of FrontFour’s nominees, Matthew Goldfarb and Stephen Loukas, were also former senior investment analysts at Pirate. It is worth noting that the “Pirate” moniker was more than just a company name – in fact, the firm’s motto was “Surrender the Booty.” Mr. Lorber is now attempting to reunite the Pirate crew to conduct an auction for purposes of selling Fisher to the highest bidder at a price that may be a low value for the Company or its assets. Given Fisher’s current stock price and the 161,669 Fisher shares purchased by FrontFour since May 2010 at prices ranging from $14.21 to $18.81 per share, this would result in an immediate significant short-term gain to FrontFour and Mr. Lorber.

Given his actions and likely motives, can you really trust Mr. Lorber’s advice? Shareholders should also remember the unsolicited attempt by Mr. Lorber’s affiliate, Huntingdon, to take control of Fisher for a low-ball stock and cash offer with an implied value of only $23.99 per share. On April 20, 2011, Fisher’s share price closed at $30.04.

FISHER’S SOLID FUNDAMENTALS PROVIDE SHAREHOLDER VALUE, PEER-LEADING PERFORMANCE AND A FOUNDATION FOR GROWTH

Since 2006, major challenges have faced broadcasting companies in the United States. In addition to an unprecedented recession that significantly impacted advertising budgets worldwide, broadcasters have experienced massive disruption to traditional business models from new online technologies. While Mr. Lorber would have you believe that Fisher’s performance has been particularly poor, he conveniently neglects to provide you this important context: the entire broadcasting industry has been challenged since 2006 given the factors previously noted. And yet, Fisher has actually outperformed the industry. We have also been recognized repeatedly for being one of the leaders in the industry in transforming our business to meet the changing nature of the way advertisers allocate their spending. The Company is at the forefront of innovation, leveraging our market leading stations and digital platform to drive growth and profitability. The improvements over the past five years are evident:

•	We have increased our market share in broadcast. Last year, aggregate core television revenue in our markets increased by 10%, while Fisher’s stations improved by 15%.

•

We have successfully diversified our revenue base. Spot revenue (excluding political) now represents 64% of revenue, down from nearly 90% just five years ago. Fisher is successfully competing for a larger share of total local advertising spending, not just the broadcast portion.

•

The hard work to develop and grow the online platform has earned Fisher two of the industry’s highest awards for technology and innovation – Broadcasting & Cable’s 2011 Technology Leadership Award and Borrell Associates Inc. 2010 “Innovator of the Year”.

Without a doubt, the last several years include some of the worst ever faced by the broadcasting industry, but Fisher has not stood still. We have been hard at work repositioning the Company for the opportunities we see as a leading local media company. At the same time, Fisher has been prudent in its use of capital. Unlike many of our peers, Fisher did not take on an insurmountable amount of debt during the credit boom in support of high-risk, speculative acquisitions. One result has been that, relative to its peers, Fisher has taken substantially lower impairment charges during the past five years—Fisher’s impairment charges over the last five years are 19% of average assets versus an average of 40% for Fisher’s peer group. Our successes have resulted in the Company outperforming our peers in both revenue and EBITDA growth. Between 2005 and 2010, Fisher’s peers grew revenues by an average of 19%, while Fisher grew revenues by more than 28%. During the same period of time Fisher grew its EBITDA1 by more than 168%, while its peers only averaged EBITDA growth of 47%.

The progress has not gone unnoticed by investors. Since 2005, Fisher’s share price has outperformed our peer group by a wide margin. In fact, over the five-year period ending December 31, 2010, Fisher’s market capitalization retained $24 million more value than it would have if the Company’s stock price experienced the percentage decline experienced by our peer goup2, which fell by 54% over the same time period. We’ve been able to outpace our peers by staying focused on our plan, remaining consistently knowledgeable about our industry and not pursuing short-term gains at the expense of long-term value.

Relative Stock Price Performance

RELATIVE STOCK PRICE PERFORMANCE (12/30/2005 – 12/31/2010)

Source: Capital IQ

[1]	Additional information about the calculation of EBITDA can be found on our investor relations website at www.fsci.com/investor.html.
[2]	Includes BLC, GTN, NXST, SBGI, TVL; market capitalization weighted

FISHER HAS THE RIGHT NOMINEES TO ENSURE THAT

THE COMPANY’S MOMENTUM CONTINUES

We have taken decisive steps to ensure that Fisher is well-positioned for future success, and now is not the time to let a hedge fund take control of your Company for its own short-term gain. With the election of the Company’s entire slate, Fisher’s nine-member Board would consist of five very experienced current and former broadcast and network executives, with strong collective expertise in real estate and all facets of broadcasting, including local news, Spanish language, network affiliations, sports and digital media initiatives. Moreover, if all of Fisher’s nominees are elected, five of the Company’s nine directors will have joined the Board in the past four years, and eight out of the nine will have joined in the past eight years.

Protect the value of your investment by supporting Fisher’s four highly qualified and experienced nominees:

☐	Anthony B. Cassara, who was recently elected to fill a vacancy on Fisher’s Board, has more than 30 years of experience in the broadcast industry. Mr. Cassara currently serves as the CEO and as a member of New Young Broadcasting’s Board of Directors, positions he was elected to following the company’s Chapter 11 bankruptcy filing. He has years of executive and transactional experience gained while serving as President of Paramount Pictures’ Television Stations Group and as a station General Manager at KTLA in Los Angeles. He formerly served as Executive Vice President of Chartwell Partners LLC, where he worked closely with then-Univision Television Group Chairman and Chartwell owner Jerry Perenchio to acquire U.S. television stations and launch Univision’s second television network, Telefutura. Mr. Cassara currently serves on the Board of Directors of Hero Broadcasting, and served on Univision’s Board of Directors from 2005 until 2008, and was formerly Chairman of the Board of Television Bureau of Advertising, Inc.

☐	Richard L. Hawley possesses current and past public company executive experience, including service as a chief financial officer, 25 years of experience with an international public accounting firm and financial and accounting expertise. Mr. Hawley has been Executive Vice President and Chief Financial Officer of Nicor Inc., a publicly-traded holding company, and Nicor Gas, a natural gas distribution company, since 2003. Prior to his current position, Mr. Hawley was Vice President and Chief Financial Officer of Puget Energy, Inc., a publicly traded holding company, and Puget Sound Energy, Inc. an electric and natural gas public utility, and before then, he spent 25 years at Coopers & Lybrand (now PricewaterhouseCoopers). Mr. Hawley is the Chairman of Fisher’s Audit Committee and serves as the Audit Committee’s financial expert.

☐	Roger L. Ogden served as President and CEO of the Gannett Television Division, where he had overall responsibility for 23 television stations owned by Gannett. Mr. Ogden served as Senior Vice President of Design, Innovation and Strategy for Gannett Co., Inc., encouraging development of new business ideas and improved processes. Previously, Mr. Ogden served as President and General Manager of KUSA and KCNC-TV in Denver, Colorado, and as President of NBC Europe for The General Electric Company. He currently serves as a member of the Board of Directors of E.W. Scripps Company, a publicly traded media company, and as Chairman of the Board of Directors of Chyron Corporation, a publicly-traded digital and broadcast graphics company. He previously served on the Board of Directors for The Associated Press and as Chairman of the NBC Affiliates Board.

☐	Michael D. Wortsman possesses over 30 years of experience in the broadcasting industry and has served as Fisher’s non-executive Chairman of the Board of Directors since April 2009. Currently, he is working to acquire, develop and produce reality content for television around the world, and he serves as Chairman of ImpreMedia, a Spanish-language online and print news publisher. He previously served as President of Univision Television Group from 1997 until its sale in 2007, where his responsibilities included the oversight and management of over 60 television stations and real estate development activities for the company. Prior to joining Univision, Mr. Wortsman held various executive positions at ABC, FOX and NBC-owned television and radio stations.

YOUR VOTE IS IMPORTANT – WE URGE ALL SHAREHOLDERS TO VOTE FOR FISHER’S NOMINEES BY VOTING THE WHITE PROXY CARD TODAY

We believe the choice is clear. Fisher’s shareholders deserve directors who will act in their best interests and are committed to building value for all shareholders. Each vote is important, regardless of how many shares you own. To ensure your vote is counted, vote by telephone or Internet now or mail in your vote today on the WHITE proxy card.

Thank you for your support.

Sincerely,

Paul A. Bible	Richard L. Hawley
Colleen B. Brown	Brian P. McAndrews
Anthony B. Cassara	George F. Warren, Jr.
Donald G. Graham, III	William W. Warren, Jr.
Michael D. Wortsman

If you have any questions or need assistance in voting your shares, please contact:

199 Water Street, 26th Floor

New York, NY 10038

(866) 821-0284 (Toll Free)

Banks and Brokerage Firms please call:

(212) 440-9800

Email: fishercommunications@georgeson.com

About Fisher Communications, Inc.

Fisher Communications (FSCI) is an innovative local media company with television, radio, internet and mobile operations throughout the western United States. Fisher operates 13 full power television stations and 7 low power television stations which include network affiliations with ABC, CBS, FOX, Univision and CW that reach 3.5% of U.S. television households, and 10 radio stations targeting a full range of audience demographics. Fisher Interactive Network, its online division, produces more than 125 local and hyper-local websites and delivers comprehensive multiplatform advertising solutions to local businesses. The Company also owns and operates Fisher Plaza, a 300,000 square foot media, telecommunications, and data center facility located near downtown Seattle. The Company is headquartered in Seattle, WA. For more information about Fisher Communications, Inc., go to www.fsci.com.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “intends,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2010, which we filed with the SEC on March 8, 2011.

Media Contact:

Sard Verbinnen & Co

Paul Kranhold / Ron Low / David Isaacs

(415) 618-8750

Investor Contacts:

Fisher Communications, Inc.

Hassan Natha

Vice President and Chief Financial Officer

(206) 404-6738

Georgeson

Donna M. Ackerly

Senior Managing Director – Corporate Proxy

(212) 440-9837